UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 24, 2011
eResearchTechnology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-29100	22-3264604

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1818 Market Street, Philadelphia, PA	19103

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 215-972-0420
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION.
On March 1, 2011, eResearchTechnology, Inc. issued a press release reporting its results of operations for the quarter and year ended December 31, 2010 and providing financial guidance for both the first quarter of and fiscal 2011. A copy of that press release is furnished herewith as Exhibit 99.1.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
Departure of Director
On February 26, 2011, Michael DeMane informed us that he will not be standing for reelection as a director at our 2011 annual meeting and will step down from our board when his current term expires on that date. Mr. DeMane advised us that he does not believe that he will have the requisite time to fulfill his duties as one of our directors for another three year term. Our governance and nominating committee believes that, with the recent addition of Klaus Besier and the likely addition of the individual who is appointed as our new chief executive officer upon completion of our current search, we do not need to fill the vacancy that will be created by Mr. DeMane’s departure. Based on the recommendation of our governance and nominating committee, our board of directors has approved a decrease to seven in the number of directors, effective on the date of our 2011 annual meeting.
Modification of 2010 Bonus Plan
On February 24, 2011, our compensation committee recommended a series of changes to our 2010 bonus plan. Following completion of our acquisition of Research Services Germany 234 GmbH (RS) on May 28, 2010, our compensation committee reviewed various adjustments to the primary performance targets we used in the 2010 bonus plan—revenues and net income—due to the significant impact of this acquisition on our results of operations. Our compensation committee recommended an increase in the revenue and net income targets to $139.0 million and $13.9 million, respectively. Our compensation committee also recommended that the calculation of our net income for purposes of the net income target be adjusted by adding back the impact of acquisition costs we incurred in the transaction and amortization expense related to intangible assets we acquired, as well as the related income tax effect of those adjustments, because it believed those adjustments would result in a net income target unaffected by these transaction-specific expenses.
At the same time, our compensation committee recommended changes to the formula for calculating the incentive payments based on achieving those performance targets. Historically, our named executive officers had the potential to achieve between 50% and 150% of the cash incentive compensation opportunity that was allocable to each performance target, based on the extent to which we achieved each target. While recognizing the need to adjust those performance targets as a result of the RS acquisition, our compensation committee also noted that the revenue and net income generated in 2010 from our legacy business fell short of the original targets. As a result, though we achieved 97% and 120% of the revised revenue and adjusted net income targets in 2010, respectively, our compensation committee recommended that the cash incentive payments attributable to those performance targets be paid at 100% of the aggregate opportunity allocable to those targets. Our board of directors approved the changes recommended by our compensation committee on February 24, 2011.

Establishment of Individual Performance Goals for 2011 Bonus Plan
On February 24, 2011, our compensation committee also established the individual performance goals for our executive officers under the 2011 bonus plan. The compensation committee did not establish specific goals for Joel Morganroth, MD; instead, the compensation committee and our board of directors will review Dr. Morganroth’s overall performance based on developments over the course of 2011 in determining the extent to which he earns the portion of his bonus opportunity attributable to individual performance. Keith Schneck’s goals include implementation of a new information technology platform to improve financial planning and reporting, reducing the average days outstanding for our accounts receivable, improving the accuracy of our quarterly financial forecasting and continuing to drive expense management efforts. The goals for Jeffrey Litwin, MD are establishing a direct education plan for large biopharmaceutical companies, additional training of all of our cardiologists, improving the efficiency and accuracy of our cardiologist readings and evaluating business development efforts in a targeted industry sector. Amy Furlong’s goals are implementing an integration plan to expand our capacity for new business and to establish measures of success for quality and productivity improvements, enhancing our customer service function, improving our systems to increase our capacity and decrease the time between initiation of a trial and the first patient visit and implementing a multimodal electronic patient reported outcomes, or ePRO, technology.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.
Exhibit 99.1 Press release dated March 1, 2011 of eResearchTechnology, Inc.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eResearchTechnology, Inc. (Registrant)
Date: March 1, 2011	By:	\s\ Keith D. Schneck
Keith D. Schneck,
Executive Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Press Release dated March 1, 2011 of eResearchTechnology, Inc.